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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE
OCTOBER 16, 2002

CONTACTS:

Media                                          Investors
Jeri Grier         (614) 480-5413              Jay Gould        (614) 480-4060
Karen Del Toro     (614) 480-3077              Susan Stuart     (614) 480-3878

          CONRAD RETIRES FROM HUNTINGTON BANCSHARES BOARD OF DIRECTORS

         COLUMBUS, OHIO - Huntington Bancshares Incorporated (NASDAQ: HBAN, www.huntington.com) today announced that Don Conrad, 74, will retire from its 11 member board of directors effective immediately.

         "Huntington has benefited from Don Conrad's expertise for many years, including the past 13 as a board member," said Thomas E. Hoaglin, Huntington chairman, president and chief executive officer. "The entire board joins me in thanking him for his wise counsel and many contributions. We all wish him well in his retirement."

         Conrad was elected to the Board of Directors of Huntington Bancshares Incorporated in 1989 after serving as an employee and director of the company's wholly owned subsidiary, Huntington Bancshares Kentucky Inc., for three years. He served as chairman of the board of Commonwealth Trust Bancorp, Inc., which was acquired by Huntington in 1986, and as chairman and CEO of WACO Oil Company Inc. through his retirement in 2001.

ABOUT HUNTINGTON

Huntington Bancshares Incorporated is a $27 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.



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